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                                                                    EXHIBIT 16.1

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]



January 28, 2000


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Diversa Corporation

Registration Statement on Form S-1

File No. 333-92853

Ladies and Gentlemen:

We have read the statements made by Diversa Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Regulation S-K Item 304, as part of the above referenced registration statement. We agree with the statements concerning our Firm included therein. We have no basis to comment on the Company's statements concerning Ernst & Young.

Respectfully,

/s/ PricewaterhouseCoopers LLP